Exhibit 10(ii)

Clearwater Paper

Change of Control Plan

And

Summary Plan Description

The information contained in this Change of Control Plan and Summary Plan Description (SPD) is effective as of the date at the bottom of this page. To ensure that you have the most up-to-date benefit plan information, be sure to review this Plan and SPD in combination with more recent communications to eligible employees.

December 13, 2012

PURPOSE

The Compensation Committee of the Board of Directors of Clearwater Paper (“Clearwater Paper”) has adopted this Clearwater Paper Change of Control Plan (the “Plan”) for eligible executives of Clearwater Paper and its participating subsidiaries and affiliates (Clearwater Paper and its participating subsidiaries and affiliates are sometimes referred to in this Plan as “Participating Companies”). This Plan, together with the Clearwater Paper Executive Severance Plan (the “Executive Severance Plan”), amends and supersedes the Clearwater Paper Corporation Severance Program for Executive Employees, which program shall have no further force or effect on and after December 13, 2012 (the “Effective Date”).

The purpose of the Plan is to provide equitable treatment for executives whose employment terminates following a Change of Control (as defined below) consistent with the values and culture of Clearwater Paper, provide financial support for such executives seeking new employment, recognize such executives’ contributions to the Participating Companies, and avoid or mitigate the Participating Companies’ potential exposure to litigation. Clearwater Paper further believes that the Plan will aid all of the Participating Companies in attracting and retaining highly qualified executives who are essential to their success.

Upon the occurrence of a Change of Control (as defined below), this Plan, and not the Executive Severance Plan, shall govern with respect to terminations of employment with the Participating Companies occurring during the two (2) year period commencing on the date of such Change of Control.

Section 1. Eligibility to Participate

Except as provided in the following paragraph, you are eligible to participate in the Plan if you are either (1) Clearwater Paper’s president, chief executive officer, chief financial officer, corporate secretary, treasurer or controller, (2) an officer of a Participating Company appointed to that position by Clearwater Paper’s Board of Directors, or (3) an executive of Clearwater Paper or another Participating Company who has been designated by the Compensation Committee of Clearwater Paper’s Board of Directors (the “Compensation Committee”) as eligible to participate in this Plan.

Notwithstanding anything contained herein, you are not eligible to participate in the Plan and are excluded from coverage under the Plan if you are:

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a party to an individual arrangement or a written employment agreement with Clearwater Paper or another Participating Company containing a severance provision other than pursuant to this Plan or the Executive Severance Plan;

•

covered by a local practice outside the United States that provides for severance payments and/or benefits in connection with a voluntary or involuntary termination of employment that are greater than the severance payments and/or benefits set forth herein.

Section 2. Eligibility for Severance Payments and Benefits

Right to Severance Payments and Benefits

You will be eligible to receive the severance payments and benefits provided by this Plan if, during the two (2) year period commencing on the date of a Change of Control (as defined below), your employment by Clearwater Paper or another Participating Company is terminated for any one or more of the following reasons:

(a)	Involuntary termination by your Participating Company other than for Cause (as defined below).

(b)	You voluntarily terminate your employment after the occurrence of any event constituting Good Reason (as defined below).

To qualify for severance payments and benefits under the Plan upon voluntary termination for Good Reason, you must notify your Participating Company in writing of termination for Good Reason specifying the event constituting Good Reason within ninety (90) calendar days after the event. Failure for any reason to give written notice of termination of employment for Good Reason shall be deemed a waiver of the right to voluntarily terminate employment and claim Good Reason under this Plan in relation to such event. The Participating Company shall have a period of thirty (30) calendar days in which to cure the Good Reason (the “Cure Period”). If the Good Reason is cured within the Cure Period, you will not be entitled to severance payments and benefits hereunder. If the Participating Company waives its right to cure or does not, within the Cure Period, cure the Good Reason, you shall be entitled to severance payments and benefits and your actual termination date shall be determined in the sole discretion of the Participating Company but in no event later than thirty (30) calendar days from the date the Participating Company waives its right to cure or the end of the Cure Period, whichever is earlier.

Change of Control

For purposes of this Plan, “Change of Control” shall mean the occurrence of any of the following events:

1.	Upon consummation of a Business Combination unless, following such Business Combination,

a. all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or common equity) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including a corporation or other entity which as a result of such transaction owns Clearwater Paper either directly or through one or more subsidiaries),

b. no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by Clearwater Paper or a Clearwater Paper subsidiary or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or common equity) of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and

c. at least a majority of the members of the board of directors (or similar governing body) of the corporation or other entity resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

2.	Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of Clearwater Paper; or

3.	On the date that individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board of Directors on or subsequent to the day immediately following the Effective Date whose election, or nomination for election by Clearwater Paper’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board of Directors occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board of Directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Incumbent Board; or

4.	Upon the acquisition on or after the Effective Date by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either:

a. the then Outstanding Common Stock, or

b. the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this part 4:

(x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by or at the direction of Clearwater Paper or any Subsidiary,

(y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by Clearwater Paper or any Subsidiary, or

(z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any Person pursuant to a transaction which complies with clauses a., b. and c. of part 1 of this definition of “Change of Control,” related to Business Combinations; or

5.	Upon the approval by the stockholders of Clearwater Paper of a complete liquidation or dissolution of Clearwater Paper.

The following terms are used in the above definition of “Change of Control”:

“Board of Directors” means the Board of Directors of Clearwater Paper, as constituted from time to time.

“Business Combination” means a merger or consolidation of Clearwater Paper.

“Incumbent Board” means the individuals who constituted the Board of Directors as of the Effective Date.

“Outstanding Common Stock” means the outstanding shares of common stock of Clearwater Paper, par value $0.0001 per share.

“Outstanding Voting Securities” means the outstanding voting securities of Clearwater Paper entitled to vote generally in the election of members of Clearwater Paper’s Board of Directors.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended).

Ineligibility for Severance Payments and Benefits

Notwithstanding any provision of the Plan, you shall not be eligible for severance payments and benefits under this Plan if a Change of Control has not occurred during the two (2) year period preceding the date of your termination of employment, or if your termination of employment occurs by reason of any of the following:

•	voluntary termination other than for Good Reason, including early retirement;

•	mandatory retirement from employment in accordance with your Participating Company’s policy or statutory requirements;

•	death;

•	disability (as defined in Clearwater Paper’s or your Participating Company’s long-term disability plan, as applicable);

•	for Cause;

•

refusal, rejecting or declining to accept a transfer to a position with Clearwater Paper or another Participating Company, as applicable (for which you are qualified as determined by the Participating Company by reason of knowledge, training, and experience), provided the transfer would not constitute Good Reason for a voluntary termination;

•

the sale of all or part of Clearwater Paper’s or another Participating Company’s business assets (including but not limited to a Change of Control), or a spin-off of a division (or other operating assets) of Clearwater Paper or another Participating Company, if you are offered employment by the acquirer of such assets or such other spun-off entity prior to or within four (4) weeks after the date your employment with the Participating Company terminates, regardless of whether you accept the offer, provided that the terms and conditions of employment offered to you would not constitute Good Reason for a voluntary termination if the acquirer or spun-off entity were a Participating Company in this Plan;

•

upon the formation of a joint venture or other business entity in which Clearwater Paper or another Participating Company directly or indirectly will own some outstanding voting or other ownership interest (including but not limited to a Change of Control) if you are offered employment by the joint venture entity or other business entity prior to or within four (4) weeks of the date your employment with the Participating Company terminates, regardless of whether you accept the offer, provided that the terms and conditions of employment offered to you would not constitute Good Reason for a voluntary termination if the joint venture entity or other business entity were a Participating Company in this Plan; or

•	you are reporting to a different person.

Cause

“Cause” shall mean the occurrence of any one or more of the following:

(i)	your conviction of any felony or any crime involving fraud, dishonesty or moral turpitude;

(ii)	your participation in a fraud or act of dishonesty against Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper that results in material harm to the business of Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper;

(iii)	your intentional, material violation of any contract between you and Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper, or any statutory duty you owe Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper, in either case that you do not correct within thirty (30) days after written notice thereof has been provided to you;

(iv)	the commission by you of an act that could (either alone or with other acts) be considered harassment or discrimination on the basis of gender, race, age, religion, sexual orientation or other protected category; or

(v)	the commission by you of an alcohol or drug offense in violation of Clearwater Paper’s or a subsidiary’s or affiliate’s Substance Abuse Policy for salaried employees.

“Cause” shall be interpreted by the Plan Administrator in its sole discretion and such interpretation shall be conclusive and binding on all parties.

Good Reason

“Good Reason” shall mean that one or more of the following are undertaken by Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper without your written consent:

(i)	the assignment to you of any duties or responsibilities that results in a material diminution in your position or function; provided, however, that a change in your title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason;

(ii)	a 10% or greater reduction by your Participating Company, other than in connection with an across-the-board reduction applicable to other senior executives of the Participating Company, in your base salary and/or target bonus, and/or target long-term incentive opportunity, all as in effect immediately prior to such reduction;

(iii)	any failure by Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper to continue in effect (or substantially replace in the aggregate) any material benefit plan or program in which you are participating (hereinafter referred to as “Benefit Plans”), or the taking of any action by Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper that would adversely affect your participation in or reduce your benefits under the Benefit Plan; provided, however, that no voluntary termination of service with Good Reason shall be deemed to have occurred if Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper provide for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans;

(iv)	a relocation of your business office to a location more than 50 miles from the location at which you perform duties, except for required travel by you on Clearwater Paper’s, its subsidiaries’ or affiliates’ or any successor to Clearwater Paper’s business; or

(v)	a material breach by Clearwater Paper, its subsidiaries or affiliates or any successor to Clearwater Paper concerning the terms and conditions of your employment.

Section 3. Severance Payment and Benefits

You are eligible to receive the Severance Payment and benefits described in this Section 3, provided you meet the eligibility criteria in Section 2.

Severance Payment

You shall receive a cash Severance Payment, payable in one (1) lump sum, equal to the sum of the following:

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2.50 times the sum of (A) your annual Base Pay (as defined below) plus (B) your annual Base Pay multiplied by your target bonus percentage for the calendar year of your termination as determined pursuant to Clearwater Paper’s Annual Incentive Plan or a successor plan (the “AIP”). If your termination of employment occurs within the thirty (30) months preceding the date you will attain age 65, the “2.50” multiplier in the preceding sentence shall be replaced by a fraction, the numerator of which is the number of full months between your termination date and the date you will attain age 65 and the denominator of which is twelve (12).

•

A prorated AIP award for the calendar year of your termination. Such AIP award will be determined under the terms of the AIP applicable to you for such year, but shall be based upon your target bonus percentage under the AIP for the calendar year of your termination. Your AIP award determined under the preceding sentence will be multiplied by a fraction, the numerator of which is the number of days you were employed by a Participating Company during the calendar year of your termination and the denominator of which is 365. Notwithstanding the foregoing, you will not be entitled to an AIP award under this paragraph if you are entitled to an AIP award for the calendar year of your termination pursuant to the change of control provisions of the AIP.

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The unvested portion, if any, of your account balance under Clearwater Paper’s 401(k) Plan and your “401(k) Plan Supplemental Benefit” account balance under Clearwater Paper’s Salaried Supplemental Benefit Plan (the “Supplemental Plan”) or any successor plans.

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If you participate in Clearwater Paper’s Salaried Retirement Plan (the “Retirement Plan”) and are not vested in your accrued benefit under such plan as of the date of your termination of employment, an amount equal to the present value of your “Normal Retirement Benefit” under the Retirement Plan and your “Retirement Plan Supplemental Benefit” under the Supplemental Plan. Such present value shall be determined as of the date of your termination of employment using the assumed discount rate applied in projecting Clearwater Paper’s pension benefit obligations for financial reporting purposes and the RP 2000 mortality table.

The term “Severance Pay Period” used in this Plan means the thirty (30)-month period commencing on the date of your termination of employment. However, if your termination of employment occurs during the thirty (30)- month period preceding your attainment of age 65, your Severance Pay Period will be the period between your termination date and the date you will attain age 65.

“Base Pay” means your base rate of pay as in effect at the time of your termination of employment or, if greater, the rate in effect at the time your Base Pay was materially reduced giving rise to your termination for Good Reason. Your Base Pay shall be determined without reduction for salary reductions under sections 125, 132(f), 137 or 401(k) of the Internal Revenue Code. Your Base Pay shall not include overtime, bonuses, income from awards under Clearwater Paper’s 2008 Stock Incentive Plan or any successor plan, dividend equivalents, benefits-in-kind, expense reimbursements, allowances (including, but not limited to moving or car allowances) or other incentives, and any other forms of extra compensation.

Payment of the Severance Payment is contingent upon your signing a Separation Agreement containing a general release and allowing the general release to become effective (see “Separation Agreement, Including General Release and Restrictive Covenants,” below).

Nothing in this Section 3, this Plan, the Executive Severance Plan, an offer letter from a Participating Company, a prevailing practice of a Participating Company, or any oral statement made by or on behalf of a Participating Company shall entitle you to receive duplicate benefits in connection with a voluntary or involuntary termination of employment. For example, you are not eligible for payments and benefits under both this Plan and the Executive Severance Plan. The obligation of the Participating Companies to make payments under this Plan shall be expressly conditioned upon you not receiving duplicate payments.

Pay in Lieu of Notice Periods

The Severance Payment under the Plan shall be reduced by any cash payments to which you may be entitled under any federal, state or local plant-closing or mass layoff law (or similar or analogous) law, including, without limitation, pursuant to the U.S. Worker Adjustment and Retraining Notification Act or any state or local “pay in lieu of notice” law or regulation.

No Mitigation

You shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to you in any subsequent employment. Notwithstanding the preceding sentence, any subsidized COBRA coverage that you are entitled to receive under this Plan following your termination of employment will terminate no later than the date you begin new employment (see “Continuation of Employee Benefits” below).

Debt Owed to a Participating Company

If you owe Clearwater Paper or another Participating Company money for any reason, the Participating Company shall have the right, at its sole discretion, to offset the amount of the debt from your Severance Payments to the fullest extent permitted by law.

Separation Agreement, Including General Release and Restrictive Covenants

The obligation of the Participating Companies to pay the Severance Payment and provide you benefits continuation (see “Continuation of Employee Benefits” below), shall be and is expressly conditioned upon you timely executing a separation agreement in a form that is satisfactory to Clearwater Paper (the “Separation Agreement”) during the requisite time period and allowing such Separation Agreement to become effective.

As to the Separation Agreement:

•

It shall include but not be limited to a general release of claims against Clearwater Paper, its subsidiaries and affiliates and their respective officers, directors, employees and agents, and shall contain certain restrictive covenants and obligations on your part including, but not limited to, non-competition and non-solicitation covenants for the twenty-four (24) month period commencing on your separation date, an agreement by you not to make use of confidential or proprietary information of Clearwater Paper or its subsidiaries of affiliates, an agreement not to disparage or encourage or induce others to disparage Clearwater Paper, its subsidiaries or affiliates or their respective products for a specified period, an agreement to return Company property, and an agreement to cooperate with legal matters of Clearwater Paper and its subsidiaries and affiliates in which you might have knowledge.

•	Clearwater Paper or your Participating Company will provide a form of such Separation Agreement not later than the date of your Separation from Service.

•

You must sign and return the Separation Agreement within the minimum time period required by law and not revoke it during any permitted revocation period[1], in order for the Separation Agreement to become effective. Otherwise, you will not be eligible for, and neither Clearwater Paper nor any other Participating Company shall have any obligation to pay you, any Severance Payment.

[1]	In general, the shortest minimum time period for reviewing and signing a general release is 21 days, but that may be longer or shorter depending on the circumstances. Also, in general, individuals have a 7-day period after signing a general release within which to revoke the release. Your Separation Agreement will specify these time periods.

How and When Your Benefit Is Paid

The Severance Payment will be paid in one (1) lump sum.

In general, the Severance Payment, if payable, will not be made until at least eight days after you return a signed Separation Agreement (containing the general release) to Clearwater Paper or your Participating Company, but in no event later than 60 days after your effective date of termination.

If you have terminated employment and completed all of the requirements to receive a Severance Payment (including signing and delivering the Separation Agreement within the minimum time period required by law and not revoking it during any permitted revocation period), but you die prior to the date such payment is made, your Severance Payment will be paid in a lump sum to your estate.

It is possible that the Severance Payment will constitute payment of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In that event, payment may be subject to the six-month delay rule and other limitations required to comply with Code Section 409A requirements. See “Section 409A” below.

Continuation of Employee Benefits

During the Severance Pay Period, you are not considered an employee of Clearwater Paper or any other Participating Company for any purpose – including eligibility under any employee benefit plan. The following benefits, however, will continue to be available:

Health Care Plans

If you and your dependents are enrolled in Clearwater Paper’s or another Participating Company’s group health plan on the date your employment terminates, this coverage will terminate on that date. However, you and your enrolled eligible dependents will be offered the opportunity to elect COBRA continuation coverage and have the opportunity to receive reimbursements for a portion of the cost of that coverage:

Subsidized COBRA: If you elect COBRA continuation coverage, you will be responsible for the timely payment of all premiums charged for the COBRA coverage. However, if you sign and return the Separation Agreement in the requisite time period and allow it to become effective, Clearwater Paper or your Participating Company will reimburse you an amount equal to the amount it pays toward the cost of the same group health plan coverage for its active senior executives (this benefit will cease to be provided if you fail to timely pay the entire cost of the COBRA coverage). Clearwater Paper or your Participating Company will provide these reimbursements until the earlier of (i) the end of your Severance Pay Period or (ii) the date you begin new employment (the “Subsidized Benefits Period”).

This means that during the Subsidized Benefits Period, after receiving the reimbursements, you will in effect be paying the same amount as active employees for the same coverage rather than the standard COBRA rate. However, if under applicable law you are eligible to (and choose to) continue your COBRA coverage beyond the end of the Subsidized Benefits Period, you will then cease to receive any reimbursements and will have to bear the full cost of the standard COBRA rate.

Please note that if you do not sign and return the Separation Agreement in the requisite time period and allow it to become effective, neither you nor your eligible dependents will receive subsidized COBRA. In addition, the Participating Companies reserve the right to cease providing subsidized COBRA at any time if continuing to provide that benefit would subject the Participating Companies to excise taxes, penalties or similar charges under applicable law. Of course, in either event you and your eligible dependents would still be entitled to standard COBRA.

Standard COBRA: Standard COBRA is unsubsidized COBRA, meaning you (and your eligible dependents if they elect separately) would owe the standard COBRA rate for COBRA coverage and will not receive any reimbursements for the cost of that coverage. Standard COBRA will be offered only for the maximum period required by law, which may be shorter or longer than your Subsidized Benefits Period.

Detailed information about COBRA coverage will be mailed to your home at the time of termination.

Life Insurance

Your current level of basic life insurance coverage will continue until the end of your Subsidized Benefits Period.

When you are terminated, if you are participating in a supplemental or dependent life insurance plan, coverage will end on your termination date. When your employment terminates, you may have the opportunity to elect to convert all or part of any terminating life insurance coverage to an individual policy with the insurer.

Employee Assistance Program (EAP)

You may continue to participate in Clearwater Paper’s or your Participating Company’s Employee Assistance Program during the Subsidized Benefits Period, as long as you remain eligible for benefits under Clearwater Paper’s or your Participating Company’s group health plan. If you elect COBRA continuation coverage, you may continue to participate in the EAP. You will receive additional information regarding participation at the time of your termination.

Outplacement

You will be eligible for outplacement services in accordance with Clearwater Paper’s or your Participating Company’s outplacement services that are in effect for executives at your level as of the date your employment ends, provided you timely sign and return the Separation Agreement (as set forth above).

Accrued Obligations

Regardless of whether the Severance Payment is payable, you will be entitled to receive payment of all of your earned but unpaid base salary through the date of your termination, any bonus earned under the terms of the AIP or other governing plan but remaining unpaid for any previously completed performance cycle, any earned but unused vacation, and any employee benefits earned but not yet provided under the terms of any applicable plan or program.

Other Benefits

Accrued and unused vacation days, annual and long-term incentive awards, vesting and exercising of awards under the 2008 Stock Incentive Plan or any successor plan, and any other bonus or incentive payments will be determined in accordance with the applicable Participating Company plans, programs and/or policies, except as specifically provided above under “Severance Payment” with respect to AIP awards.

Except as specifically provided above under “Continuation of Employee Benefits,” all benefit coverage, and eligibility to participate in Clearwater Paper’s and other Participating Companies’ plans, will end as of your termination date. These benefits include, but are not limited to:

•	contributions to a Dependent Care Reimbursement Account;

•	contributions to and earning service for vesting under Clearwater Paper’s 401(k) Plan;

•	earning additional service for vesting under Clearwater Paper’s Salaried Retirement Plan (if applicable); and

•	participation in Clearwater Paper’s or your Participating Company’s disability plans.

If You Are Rehired After Termination

If you are rehired by Clearwater Paper or another Participating Company during the Severance Pay Period, you will be required to repay a prorated portion of your Severance Payment based on the number of weeks of your Severance Pay Period during which you are employed by Clearwater Paper or another Participating Company.

If you are a terminated employee who is subsequently reinstated to employee status back to the date you were terminated (including reinstatement as the result of an appeal of a claim for disability benefits), you will have to repay your entire Severance Payment.

Section 4. Amendment and Plan Termination

Clearwater Paper reserves the right to terminate or amend, in whole or in part, the Plan at any time in its sole discretion by resolution adopted by the Compensation Committee. Clearwater Paper reserves the right to implement changes even if they have not been reprinted or substituted in this document.

The Senior Vice President, Human Resources or Senior Vice President, General Counsel of Clearwater Paper (or, in the event of a title change in such position, the most senior person in Clearwater Paper’s legal or human resources department, respectively) shall have the power and authority to amend the Plan with respect to any amendment that (i) does not increase the benefits under the Plan or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including but not limited to Code Section 409A.

Notwithstanding the foregoing, following a Change of Control no amendment or termination of this Plan shall reduce any Severance Payment or any other benefit that has become payable under this Plan or make more restrictive the eligibility requirements for Severance Payments or benefits under this Plan.

Section 5. Miscellaneous

Employment Status

The Plan does not constitute a contract of employment and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with Clearwater Paper, any other Participating Company or any of their respective subsidiaries or affiliates.

Withholding of Taxes

Clearwater Paper or your Participating Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

No Effect on Other Benefits

Neither the provisions of this Plan nor the Severance Payment and benefits provided for hereunder shall reduce any amounts otherwise payable to you under any incentive, retirement, stock incentive, group insurance or other benefit plan.

Validity and Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Unfunded Obligation

All severance payments and benefits under the Plan shall constitute unfunded obligations of the Participating Companies. Severance payments shall be made, as due, from the general funds of the Participating Companies. The Plan shall constitute solely an unsecured promise by the Participating Companies to provide such benefits to you to the extent provided herein. For avoidance of doubt, any health benefits to which you may be entitled under the Plan shall be provided under other applicable employee benefit plans of Clearwater Paper or your Participating Company.

Type of Plan and Governing Law

This Plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” in ERISA pursuant to U.S. Department of Labor Regulation Section 2510.3-2(b). The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Washington.

Section 409A

Notwithstanding any other provision of the Plan:

Statement of Intent

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with one or more exemptions available under the final Treasury regulations promulgated under Code Section 409A. To the extent that any such amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Exemptions

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A including, but not limited to, being exempt from Section 409A:

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as short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4) (in general, a short-term deferral is an amount that is payable no later than March 15 of the year following the year in which the amount becomes due and payable); and

•

as payments not qualifying as short-term deferrals, to the extent that the payments do not exceed two times the lesser of (1) your annualized rate of pay for the prior calendar year or (2) the limitation under Code Section 401(a)(17) for the year of your Separation from Service (as defined below) ($250,000 in 2012) and such payments are made no later than December 31 of the second calendar year following the year of your Separation from Service (the “409A Severance Limit”).

Separation from Service

To the extent any payment under the Plan is or may become subject to Code Section 409A, such payment shall be made only if you in fact experience a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and final Treasury Regulation Section 1.409A-1(h) (“Separation from Service”).

The transfer of your employment among Clearwater Paper and its subsidiaries and affiliates generally will not be deemed a Separation from Service for purposes of Code Section 409A. Continuing to perform services for Clearwater Paper or any of its subsidiaries or affiliates after your termination (for example, as a consultant) may cause you to be treated as not having a Separation from Service, depending on the level of services you continue to perform. In general, you will not be viewed as having a Separation from Service unless your work level has decreased to 20% or less of the level you were working prior to your termination.

Separate Payments

If your Severance Payment becomes payable in more than one payment, each such payment shall be deemed a separate payment for purposes of Code Section 409A.

Specified Employees

A “Specified Employee” is an employee of Clearwater Paper or one of its subsidiaries or affiliates who is one of the top 50 highest paid employees as determined by Clearwater Paper. Code Section 409A provides for a six-month delay with respect to certain payments made to Specified Employees if the payments are subject to Code Section 409A. Under the Plan, Specified Employees may receive up to the 409A Severance Limit without regard to the six-month delay; however, payments in excess of the 409A Severance Limit that would have been paid within six months following the Specified Employee’s separation date will be paid the first business day of the seventh month following the separation date, or, if earlier, the date of the Specified Employee’s death.

No Participating Company Liability Under Code Section 409A

In no event whatsoever shall any Participating Company be liable for any taxes, penalties or interest that may be imposed on you pursuant to Section 409A or under any other similar provision of state tax law, including but not limited to, damages for failing to comply with Section 409A and/or any other similar provision of state tax law.

Limitation on Offsets

No payment under the Plan that constitutes a deferral of compensation under Code Section 409A may be offset against any of your indebtedness or as a result of any other payment or benefit to you, if and to the extent that such offset would constitute a change in the time of payment (including as a result of deemed substitution of the indebtedness or other payment or benefit for the deferred compensation) not compliant with Code Section 409A.

Timing of Certain Payments

If any amount payable during a fixed period (such as 60 days) following your Separation from Service is subject to Code Section 409A and the fixed period over which such amount is payable begins in one year and ends in a subsequent year, payment shall commence in the subsequent year regardless of when you return the Separation Agreement.

Possible Cap on Payments

If at any time, it shall be determined that any payment or benefit payable to you pursuant to this Plan together with payments or benefits provided under any other plan or agreement maintained by Clearwater Paper, any person whose actions result in a “Change of Control” (as defined in the Change of Control Plan) or any person affiliated with Clearwater Paper or such person (collectively, the “Payments”) is or will become subject to the excise tax imposed by Section 4999 of the Code or any similar or successor tax on payments made in connection with a change of control under any United States federal, state, local, foreign or other law (“Excise Taxes”), then you will be paid either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being subject to the Excise Taxes (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by you, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Taxes.

For purposes of determining whether you would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, you shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year. If you are determined to receive a greater after-tax benefit from the Capped Payments, the Payments shall be reduced in a manner and order of priority that provides you with the largest net after-tax value. Any such reduction shall be structured in a manner intended to comply with Section 409A of the Code, to the extent applicable.

All computations and determinations called for by the preceding two paragraphs shall be made and reported in writing to Clearwater Paper and you by a third-party service provider selected by Clearwater Paper (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on Clearwater Paper, all other Participating Companies and you. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Clearwater Paper and you shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make its required calculations and determinations. Clearwater Paper shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

Assignment

The Plan shall inure to the benefit of and shall be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate in a single lump-sum within 90 days of your death. Your rights under the Plan shall not otherwise be transferable or subject to lien or attachment.

Other Benefits

Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of Clearwater Paper or its subsidiaries or affiliates. Clearwater Paper and its subsidiaries and affiliates reserve the right to terminate, amend, modify, suspend, or discontinue any such other plan, program or arrangement in accordance with such plan, program and arrangement and applicable law.

Oral Statements

The payments and benefits hereunder shall supersede any oral statements made by any employee, officer or director of Clearwater Paper or any of its subsidiaries or affiliates regarding severance payments and benefits.

Successors and Assigns

This Plan shall be binding upon and inure to the benefit of Clearwater Paper, the other Participating Companies and their respective successors and assigns, and shall be binding upon and inure to the benefit of you and your legal representatives, heirs and legatees.

Section 6. Administrative Information About Your Plan

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, in its discretion, to delegate its responsibility to others. The chart in Section 8 (“Other Administrative Facts”) contains the name and address of the Plan Administrator.

Claim for Benefits

If you believe you are entitled to payments and benefits under the Plan, contact the Plan Administrator in writing. A claim must be made within six (6) months of your termination date. Any claim made beyond six (6) months after your termination date shall be time barred and you will be expressly precluded from receiving any severance payments and/or benefits under the Plan.

Claims Review Procedures

Only the Plan Administrator or its delegate (identified in “Other Administrative Facts”) has the authority to decide claims. This means that if someone other than the Plan Administrator, for example, your HR Generalist, says that you are not eligible for severance, that statement is not a decision on a claim for benefits – you would still have the right to make a claim and get an official decision from the Plan Administrator or its delegate. You will be provided written or electronic notification by the Plan Administrator or its delegate if you are denied payments and benefits under the Plan or of any other adverse benefit determination. The notice shall provide the specific reason(s) for the determination and reference to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary (if applicable), a description of the Plan’s appeal procedures, including the time limits and a statement of your right to bring a civil action following an appeal.

If a claim for benefits under the Plan is denied in full or in part or you receive some other adverse benefit determination, you may appeal the decision to the Plan Administrator or, following a Change of Control, to an “Appeals Committee” appointed by Clearwater Paper and consisting of at least three (3) current (as of the date of the Change of Control) or former Clearwater Paper officers and directors. To appeal a decision, you must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after the date of the claim denial. If you do not submit an appeal within this 60 day period, you will not be entitled to appeal the denial or adverse benefit determination. You may also include information or other documentation in support of your claim. Upon request, you will be provided reasonable access to and copies of, all documents, records and other information relevant (as defined by ERISA) to your claim. You may have a qualified person represent you during the appeal process. You will be notified of a decision within 60 days (which may be extended to 120 days, if required) of the date your appeal is received. If an extension of time is required by the plan, you will receive notice of the reason for the extension within the initial 60-day period and a date by which you can expect a decision.

Any decision on appeal shall be final, conclusive and binding upon all parties. If the appeal is denied, however, you will be advised of your right to file a claim in court.

Legal Action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued pursuant to the Claims Review Procedures described above. This one-year statute of limitations on suits for all benefits shall apply in any forum where you may initiate such a suit.

Participating Companies

A complete list of the Participating Companies may be obtained from the Plan Administrator by written request. (See the chart at the end of this section for the name and address of the Plan Administrator.)

Section 7. Your Rights and Privileges Under ERISA

As a participant in the Plan, you are entitled to certain rights and protection under ERISA. ERISA provides that you shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations all documents governing the Plan.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating certain rights for you, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in a Federal court.

If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

Section 8. Other Administrative Facts

Name of Plan	Clearwater Paper Change of Control Plan

Type of Plan	Severance plan

Plan Records	Kept on a calendar-year basis

Plan Year	January 1 – December 31

Plan Funding	Clearwater Paper and other Participating Companies provide severance benefits from general revenues

Plan Sponsor	Clearwater Paper Corporation 601 West Riverside Avenue, Suite 1100 Spokane, WA 99201 Employer identification number: 20-3594554

Plan Administrator and Named Fiduciary	Clearwater Paper Benefits Committee c/o Associate General Counsel Clearwater Paper Corporation 601 West Riverside Avenue, Suite 1100 Spokane, WA 99201 Telephone: (509) 344-5900

Agent for Service of Legal Process on the Plan	Legal process may be served on the Plan Administrator (c/o the Associate General Counsel) at the address shown above.